Exhibit 10.2

AGREEMENT TO ACCEPT DEFERRED COMPENSATION

THIS DEFERRED COMPENSATION AGREEMENT (The "Agreement") is effective as of this 9th day of November, 2010 (the “Effective Date”) by and between KENNETH STEPHEN GREEN ("Executive") and CATALYST GROUP HOLDINGS, INCORPORATED a Delaware corporation (the "Corporation").

1.	Salary

Executive and the Company both acknowledge that pursuant to Executive’s  Employment Agreement with the Company, Executive is entitled to receive an annual salary which equals 1% of the gross sales revenue of the Company, but in no event shall Executive receive less than $600,000 annually as of the Effective Date of this Agreement (the “Compensation”).  Executive shall only receive $600,000 of the annual compensation in cash (the “Cash Compensation”).  The remainder of the Compensation shall be issued in stock options (pursuant to the Company’s stock option plan and Executive’s stock option agreement) at the then current strike price to equal the remainder of Executive’s compensation.

2.	No Compensation For Worked Performed:

Effective November 9, 2010, both Executive and the Company agree that until further written notice from the Company and/or Executive pursuant to the terms of this Agreement, that although Executive shall accrue and earn the Compensation, Executive shall not receive $400,000 of the Cash Compensation, until 60 days has elapsed from the date that Executive has made a written request for the Compensation from the Company. In other words, until Executive has exercised the rights above, Executive shall receive Cash compensation at the rate of $200,000 per year instead of $600,000 per year.  $300,000 shall be deferred.

3.	Benefits

Executive’s benefits with the Company shall remain unaffected by this agreement.

4.	Stock

The shares of common stock held by Executive shall be unaffected by this Agreement.

5.	Vacation

Executive’s vacation benefits shall be unaffected by this Agreement.  For the avoidance of doubt, in the event of termination, Executive shall be eligible to receive accrued vacation benefits as required by law at the rate of the Salary,  unless changed pursuant to the terms of Executive’s agreements with the Company.

6.	General Provisions

The parties expressly agree that the obligations contained in this Agreement are the sole and only consideration for it, and that no representations or inducements have been made by any party, officers, employees, managers, agents or its directors, except as specifically set forth in this Agreement.   This Agreement supersedes any previous agreement or understanding between the parties regarding the subject matter contained herein.  Additionally, this Agreement can only be modified in writing.  Any dispute as to its terms or its interpretation shall be governed by the laws of the State of California and the exclusive jurisdiction and venue of Santa Clara County, California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYER:	EMPLOYEE:
__________________________ Signature	_______________________ Signature

Name: Kenneth Stephen Green	Name: Kenneth Stephen Green
Title: Chairman and Chief of Corporate Development	And individual
Date:	Date: